Exhibit 99.8

TO:           J. P. Morgan Chase Bank N.A. (“JP Morgan”)

TO:           Shanda Interactive Entertainment Limited

November 22, 2011

Dear Sirs

Voting and Support Undertaking

Merger

1.
This VOTING AND SUPPORT UNDERTAKING, dated as of November 22, 2011 (this “Agreement”), is given by and among certain shareholders of Shanda Interactive Entertainment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), named in Schedule I hereto (each a “Shareholder” and, collectively the “Shareholders”).

2.
WHEREAS, Parent, Merger Sub and the Company propose to enter into an agreement and plan of merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein and not otherwise defined have the respective meanings specified in the Merger Agreement).

3.
WHEREAS, each Shareholder beneficially owns the number of Shares set forth opposite the name of such Shareholder in Schedule I (such Shares, together with any other Shares (whether held beneficially or of record) by such Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the respective Shareholder’s obligations under this Agreement, being collectively referred to herein as such Shareholder’s “Owned Shares”).

4.
IN CONSIDERATION of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto represent, warrant and undertake to JP Morgan and the Company as follows:

Ownership of Shares

5.
The Shareholder (i) is the registered holder and beneficial owner of, and has good and marketable title to, the number of Shares set forth opposite such Shareholder’s name in Schedule I, and owns those Shares free and clear of any and all Encumbrances; (ii) does not own, of record or beneficially, any shares of the Company (or rights to acquire any such shares) other than the Shares identified opposite the Shareholder’s name on Schedule I; and (iii) has the sole right to vote or direct the voting of such Shareholder’s Owned Shares and the sole power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Owned Shares, with no limitations, qualifications or restrictions on such rights.

6.
The Shareholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder and consummate the transactions contemplated hereby.

7.	This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder enforceable in accordance with its terms.

8.
None of the execution and delivery of this Agreement by the Shareholder, the performance by the Shareholder of the Shareholder’s obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute a default under, or conflict with (A) to the extent applicable, any provisions of the organizational documents of the Shareholder or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Shareholder is a party or by which such Shareholder’s Shares are bound, or (ii) violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or any of the Shareholder’s Owned Shares.

Voting Undertaking

9.	Each Shareholder, severally and not jointly, undertakes and agrees as follows:

9.1
At the Company Shareholders’ Meeting and any other meeting of the shareholders of the Company called to seek the Company Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, such Shareholder shall vote (or cause to be voted) the Owned Shares of such Shareholder in the same manner as Parent in respect of the granting of the Company Shareholder Approval; provided, further, that such Shareholder hereby further affirms that the foregoing undertaking may under no circumstances be revoked.

9.2
Such Shareholder shall not in any manner impede, frustrate or prevent the Merger or any other transaction contemplated by the Merger Agreement or change in any manner the voting rights of any class of the Company’s Shares.

Cancellation of Shares

10.
Each Shareholder, severally and not jointly, irrevocably undertakes to accept, in accordance with the terms of the Merger Agreement and by virtue of the Merger, that its Owned Shares shall, at the Effective Time, be automatically cancelled without any conversion thereof and no payment or distribution made with respect thereto.

Other Actions

11.
Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to paragraph 9 hereof), each Shareholder shall not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, any Shares or right or interest therein (any of the foregoing being hereinafter referred to as a “Transfer”); (b) enter into any contract, option or other agreement, arrangement or understanding or grant any consent with respect to any Transfer of Shares; (c) grant any proxy or power-of-attorney with respect to any of the Shareholder’s Owned Shares; (d) deposit any of the Shareholder’s Owned Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Shares; or (e) take any other action that would be inconsistent with, or would restrict, limit or interfere in any material respect with, the performance of such Shareholder’s obligations hereunder or the transactions contemplated hereby. Each Shareholder agrees that any purported Transfer in violation of this paragraph 11 shall be treated for all purposes as null and void.

12.	Each Shareholder waives and agrees not to exercise any right of appraisal, right to dissent or other similar right with respect to the Merger.

Further Assurance

13.
Each Shareholder shall, promptly upon request of Parent, Merger Sub or JP Morgan, execute and deliver any additional documents and take such further actions as may reasonably be requested by Parent, Merger Sub or JP Morgan in order to accomplish the purposes of this Agreement.

Termination

14.
This Agreement and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Merger Agreement is validly terminated in accordance with its terms and (b) the Effective Time.  Termination of this Agreement shall not relieve any Shareholder from liability for any breach hereof prior to such termination.

Governing Law and Dispute Resolution

15.	This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

16.
Any Dispute arising out of or relating to this Agreement or its subject matter (shall be finally settled by arbitration.  The place of arbitration shall be Singapore, and the arbitration shall be administered by the SIAC in accordance with the SIAC Rules.  The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the SIAC Rules.  Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.  Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).  The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.  For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Counterparts

17.
This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument, and will become effective when a counterpart shall have been executed and delivered by each party to the other parties.

[Signature page follows]

IN WITNESS WHEREOF, the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

SHAREHOLDERS:

Fortune Capital Holdings Enterprises Limited

By: /s/ Luo Qian Qian Chrissy
Name: Luo Qian Qian Chrissy
Title: Director

Crystal Day Holdings Limited

By: /s/ Luo Qian Qian Chrissy
Name: Luo Qian Qian Chrissy
Title: Director

Shanda Investment International Ltd.

By: /s/ Danian Chen
Name: Danian Chen
Title: Director

[Signature page of voting undertaking letter]

Schedule I

Names of Shareholders	Number of Shares Beneficially Owned

Fortune Capital Holdings Enterprises Limited	2,454,538 Shares, represented by 1,227,269 ADSs

Crystal Day Holdings Limited	11,938,212 Shares, consisting of 11,922,412 Shares and 7,900 ADSs

Shanda Investment International Ltd.	1,156,270 Shares, consisting of 198,000 Shares and 479,135 ADSs